EXHIBIT 23


CONSENT OF GEO. S. OLIVE & CO.


We consent to the incorporation by reference into this Annual Report on Form 10-K of our report dated February 18, 1994 with respect to the consolidated financial statements of Central Newspapers, Inc. for the year ended December 26, 1993, included in the Central Newspapers, Inc. Annual Report to Shareholders, and to the incorporation of such report by reference into (a) the Registration Statement on Form S-8 (File Number 33-37566) and related Prospectus pertaining to the Central Newspapers, Inc. Stock Option Plan and (b) the Registration Statement on Form S-8 (File Number 33-33026) and related Prospectus pertaining to the Central Newspapers, Inc. Saving Plus Plan.


/s/ Geo. S. Olive & Co.
- -------------------------------
GEO. S. OLIVE & CO.
Indianapolis, Indiana
March 14, 1994